Exhibit 3.1

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “MPM HOLDINGS INC.”, FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF OCTOBER, A.D. 2014, AT 10:17 O’CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	Jeffrey W. Bullock, Secretary of State
5596041 8100	AUTHENTICATION:	1807569
141330259	DATE:	10-24-14
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 10:32 AM 10/24/2014 FILED 10:17 AM 10/24/2014 SRV 141330259 - 5596041 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MPM HOLDINGS INC.

October 24, 2014

I, George F. Knight, being an authorized officer of MPM Holdings Inc., a corporation organized under the laws of Delaware (the “Corporation”), do hereby certify as follows:

FIRST: The name of the Corporation is “MPM Holdings Inc.”

SECOND: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on September 2, 2014.

THIRD: The Corporation has not received any payment for any of its stock.

FOURTH: The Amended and Restated Certificate of Incorporation of the Company, attached hereto as Exhibit A (the “Restated Certificate”), has been duly adopted in accordance with Sections 241 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

FIFTH: The Restated Certificate has been duly executed and acknowledged by an officer of the Corporation in accordance with the provisions of Sections 241 and 245 of the DGCL.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the DGCL, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate of Incorporation as of the date first written above.

MPM HOLDINGS INC.

By:	/s/ George F. Knight

Name:	George F. Knight
Title:	Senior Vice President & Treasurer

[Amended and Restated Certificate of Incorporation MPM Holdings Inc.]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MPM HOLDINGS INC.

ARTICLE I

NAME

The name of the corporation is MPM Holdings Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The name and address of the Corporation’s registered agent in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, State of Delaware 19801.

ARTICLE III

CORPORATE PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

Section 4.01. Authorized Shares. The total number of shares of capital stock that the Corporation shall have the authority to issue is seventy million (70,000,000) shares of Common Stock, $0.01 par value per share (“Common Stock”).

Section 4.02. Common Stock. All or any portion of the authorized shares of Common Stock may be issued by the Corporation from time to time and for such consideration as the Board of Directors of the Corporation (the “Board of Directors”) may determine. All such shares, if and when issued, and upon receipt of such consideration by the Corporation, shall be fully paid and non-assessable. All issued and outstanding shares of Common Stock shall be identical and shall entitle the holders thereof (the “Stockholders”) to the same rights and powers. Each Stockholder shall be entitled, with respect to each outstanding share of Common Stock held by such Stockholder on the books of the Corporation as of the applicable record date, to one (1) vote per share on all matters on which Stockholders are entitled to vote.

Section 4.03. Preemptive Rights.

(a) The Corporation grants to each Stockholder that, collectively with its Affiliates, beneficially owns more than 2.5% of the outstanding shares of Common Stock as of the close of business on the date determined by the Board of Directors, which date shall not be more than ten (10) Business Days prior to the date the Issuance Notice (as defined below) is delivered (the “Record Date” and each such Stockholder, a “Preemptive Rightsholder”), the right to purchase its pro rata portion (based upon the number of shares of Common Stock held by such Stockholder as of the close of business on the Record Date as a percentage of the total number of shares of Common Stock outstanding as of the close of business on the Record Date) of all or any part of New Equity Securities (as defined below) that the Corporation or any of its subsidiaries proposes to sell or issue as set forth in the applicable Issuance Notice from time to time after the date hereof until the earlier of (i) the date the Common Stock is listed on a national securities exchange in the United States (a “Listing”) or (ii) the consummation of the first public offering and sale of Common Stock (other than on Forms S-4 or S-8 or their equivalent), pursuant to an effective registration statement under the Securities Act of 1933, as amended from time to time (an “IPO”). The number or amount of New Equity Securities that the Preemptive Rightsholders may purchase pursuant to this Section 4.03(a) shall be referred to as the “Equity Purchase Securities”. The equity purchase right provided in this Section 4.03(a) shall apply at the time of issuance of any right, warrant, or option or convertible or exchangeable security and not to the conversion, exchange or exercise thereof.

(b) The Corporation shall give written notice of a proposed issuance or sale described in Section 4.03(a) (the “Issuance Notice”) to the Preemptive Rightsholders at least ten (10) Business Days prior to the proposed issuance or sale. The Issuance Notice shall set forth the material terms and conditions of such proposed transaction, including the proposed manner of sale, the number or amount and description of the New Equity Securities proposed to be issued, the proposed issuance date, the proposed purchase price per share, including a reasonable description of any non-cash consideration, and, if known, the name and address of the person to whom the New Equity Securities are proposed to be issued.

(c) At any time during the ten (10) Business Days following the receipt of an Issuance Notice, each Preemptive Rightsholder shall have the right to elect irrevocably (except as provided in the proviso to this sentence) to purchase its pro rata portion of the number of Equity Purchase Securities, at the purchase price set forth in the Issuance Notice and upon the other terms and conditions specified in the Issuance Notice, by delivering a written notice to the Corporation (except that, if non-cash consideration is to be delivered, a Preemptive Rightsholder shall pay the cash equivalent thereof (as reasonably determined by the Board of Directors)); provided, that no Preemptive Rightsholder shall be obligated (or permitted without the Corporation’s consent) to acquire any Equity Purchase Securities unless the required regulatory approvals with respect to such acquisition have been obtained. Except as provided in the following sentence, such purchase shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. The closing of any purchase by any Preemptive Rightsholder may be extended beyond the closing of the transaction described in the Issuance Notice to the extent necessary to (i) obtain required approvals of governmental authorities and other required approvals which such Preemptive Rightsholder shall be diligently pursuing in good faith (and the Corporation shall use its commercially reasonable efforts to obtain any approvals required to be obtained by it) and (ii) permit the Preemptive Rightsholder to complete its internal capital call process following receipt of the Issuance Notice; provided that such extension shall not exceed beyond the date that is thirty (30) days after the date the related Issuance Notice was given unless otherwise extended by the Board of Directors. Notwithstanding anything to the contrary contained herein, in the event that the closing of any purchase by any Preemptive Rightsholder is extended pursuant to this Section 4.03(c), such extension shall not preclude the consummation of the issuance or sale described in the Issuance Notice from occurring prior to the closing of such purchase by such Preemptive Rightsholder.

(d) To the extent that any Preemptive Rightsholder fails to exercise fully its right to purchase its pro rata portion of all or any part of New Equity Securities within the periods described above, the Corporation (or its applicable subsidiary) shall be free to complete the proposed issuance or sale of the New Equity Securities described in the Issuance Notice (including by selling such New Equity Securities to Preemptive Rightsholders that exercised their preemptive rights hereunder pursuant to the terms provided herein) with respect to which Preemptive Rightsholders failed to exercise the right set forth in this Section 4.03 on terms no less favorable to the Corporation than those set forth in the Issuance Notice (except that the number of securities to be issued or sold may be reduced); provided that (i) such issuance or sale is closed within ninety (90) days after the date the related Issuance Notice was given, and (ii) the price at which the New Equity Securities are transferred must be equal to or higher than the purchase price described in the Issuance Notice. In the event that the Corporation (or its applicable subsidiary) has not sold such New Equity Securities within such 90-day period, the Corporation (or its applicable subsidiary) shall not thereafter issue or sell any New Equity Securities without first again offering such securities to the Stockholders entitled to preemptive rights in the manner provided in this Section 4.03.

(e) The rights and obligations set forth in this Section 4.03 shall automatically terminate upon, and shall cease to have any force or effect following, the earlier of a Listing and an IPO.

(f) Notwithstanding anything to the contrary contained herein, the Corporation and its subsidiaries may issue or sell to any purchaser (the “Accelerated Buyer”) New Equity Securities without first complying with the provisions of this Section 4.03 if the Board of Directors in good faith determines that it is in the best interests of the Corporation or its subsidiaries (as applicable) to issue or sell New Equity Securities without having first complied with such provisions; provided, that (i) in connection with such issuance or sale, the Corporation gives reasonably prompt notice to the Preemptive Rightsholders of such issuance or sale (after such issuance or sale has occurred), which notice shall describe in reasonable detail (A) the material terms and conditions of the issuance or sale of the New Equity Securities to the Accelerated Buyer, including the number or amount and description of the New Equity Securities issued, the issuance date, and the purchase price per share, and (B) the Preemptive Rightsholders’ rights pursuant to clause (ii) below, and (ii) during the ten (10) Business Days following the receipt of such notice, the Preemptive Rightsholders shall have the right to elect to exercise their respective rights under this Section 4.03 with respect to the purchase of their pro rata portion of the New Equity Securities issued to the Accelerated Buyer in accordance with the following sentence. If any Preemptive Rightsholder elects to exercise fully its right to purchase its pro rata portion of all or any part of New Equity Securities under this Section 4.03(f), it shall deliver notice to the Corporation of such election, whereupon the Corporation shall give effect to such exercise either by requiring the Accelerated Buyer to sell down a portion of its investment, by issuing additional New Equity Securities or a combination of the foregoing so long as such action effectively provides such Preemptive Rightsholder with the same opportunity to maintain its ownership percentage of the total number of shares of Common Stock outstanding following the issuance or sale to such Preemptive Rightsholder it would have received had this clause (f) not been utilized.

(g) For the purposes of this Certificate of Incorporation, the following terms shall have the following meanings:

“Affiliate” means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any investment fund the primary investment advisor to which is such person or its Affiliate). For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“beneficially own” has the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended from time to time.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in the State of Delaware are authorized or required by law to close for business.

“New Equity Securities” means any and all (a) shares of Common Stock, (b) equity securities of any subsidiary of the Corporation, (c) securities exchangeable into, or convertible or exercisable for, shares of securities of the type specified in clause (a) and (b) and (d) options, warrants or other rights to acquire shares of securities of the type specified in clause (a) and (b), in each case other than as issued (i) to employees, officers, directors or consultants pursuant to any equity-based compensation or incentive plans approved by the Board of Directors; and securities issued upon exercise or conversion of such options, warrants, convertible securities or other rights, (ii) in connection with a stock split, payment of dividends or any similar recapitalization, reclassification, distribution, exchange or readjustment of shares approved by the Board of Directors, (iii) as consideration in any business combination, consolidation, merger or acquisition transaction or joint venture involving the Corporation or any of its subsidiaries, (iv) as a bona fide equity kicker to one or more persons to whom the Corporation or any of its subsidiaries is becoming indebted in connection with the incurrence of such indebtedness approved by the Board of Directors so long as none of such persons are Affiliated with Apollo, the Ad Hoc Group or the Corporation and such indebtedness is on arms’ length terms (including with respect to market pricing), and (v) to the Corporation or a direct or indirect wholly-owned subsidiary of the Corporation.

Section 4.04. Section 1123 of the Bankruptcy Code. The Corporation shall not issue any non-voting equity securities to the extent prohibited by Section 1123 of Title 11 of the United States Code (the “Bankruptcy Code”) as in effect on the date of filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Section 4.04 (a) shall have such force and effect only for so long as Section 1123 of the Bankruptcy Code is in effect and applicable to the Corporation, and (b) may be amended or eliminated in accordance with applicable law as from time to time may be in effect.

ARTICLE V

CORPORATE GOVERNANCE

Section 5.01. Authority of Board of Directors. The business, property and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

Section 5.02. Number and Term. The Board of Directors shall consist of one (1) or more members. Initially, the Board of Directors shall be comprised of eleven (11) directors. Each director shall hold office until the next annual meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal; provided, that the first annual meeting at which directors shall be elected (and the term of incumbent directors shall expire) shall not occur prior to the earlier to occur of (i) October 24, 2016 and (ii) the date of a Listing or an IPO (the first annual meeting at which directors shall be elected, the “First Election”). Prior to the First Election, the size of the Board of Directors shall consist of no less than nine (9) members and no more than eleven (11) members, and no director shall be removed, with or without cause, without the affirmative vote of the holders of ninety percent (90%) of the then outstanding shares of Common Stock. Thereafter, the number of directors may be changed from time to time by resolution of a majority of the Board of Directors. Directors shall be elected by a plurality of the votes of the shares present in person or by proxy at the meeting of Stockholders and entitled to vote on the election of directors. Directors need not be Stockholders.

Section 5.03. Elections. Unless and except to the extent that the Bylaws of the Corporation (as may be amended, modified or supplemented from time to time in accordance with the terms thereof, the “Bylaws”) shall so require, elections of directors need not be by written ballot.

Section 5.04. Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board of Directors is hereby expressly authorized to make, repeal, alter, amend and rescind the Bylaws by a majority vote at any regular or special meeting of the Board of Directors at which a quorum is present or by written consent, in accordance with the terms of the Bylaws. The Stockholders shall also have the power to make, repeal, alter, amend and rescind the Bylaws, including the Bylaws made by the Board of Directors, in accordance with the terms of the Bylaws.

Section 5.05. Chief Executive Officer. The Corporation shall not be party to a business combination transaction, whether effected by way of merger, sale of a majority of the equity of the Corporation or the sale of all or substantially all of the assets of the Corporation and its subsidiaries, until such time as a Chief Executive Officer who has been appointed to the Corporation other than on an interim or temporary basis (as determined by a majority of the directors who were not appointed by and are not otherwise Affiliated with Apollo or the Ad Hoc Group) has reviewed the proposed terms and conditions of such transaction.

ARTICLE VI

AFFILIATE TRANSACTIONS

Section 6.01. Affiliate Transactions. (a) Subject to Sections 6.02 and 6.03, the Corporation shall not, and shall cause its subsidiaries not to, enter into, consummate, amend, modify (including by waiver) or terminate any Affiliate Transaction (as defined below) or any agreement with respect thereto without the approval of a majority of the directors who were not appointed by and are not otherwise Affiliated with the Related Party to which such Affiliate Transaction relates (the “Disinterested Directors”). Notwithstanding anything to the contrary herein, (i) independent directors appointed by a Related Party shall be entitled to vote in respect of Affiliate Transactions so long as they remain independent of such Related Party, (ii) a director appointed, recommended or nominated by Apollo shall only be considered “independent” if he or she is not Affiliated with Apollo and does not serve on the board of directors of, and is not employed by or Affiliated with, any Apollo portfolio company and (iii) a director appointed, recommended or nominated by a member of the Ad Hoc Group or the members of the Ad Hoc Group, collectively, shall only be considered “independent” if he or she is independent from each member of the Ad Hoc Group pursuant to the standard for independence under the rules of the New York Stock Exchange.

Section 6.02. Arms’ Length Transactions. Notwithstanding Section 6.01, the approval of the Disinterested Directors shall not be required to approve any Affiliate Transaction that is conducted on arms’ length terms (including with respect to market pricing) and does not, collectively with any related transactions, involve payments or value in excess of $1,750,000 in the aggregate; provided, that the officers of the Corporation shall regularly provide a report to each member of the Board of Directors regarding any Affiliate Transactions that are not required to be approved by the Disinterested Directors by virtue of this Section 6.02, including the material terms thereof.

Section 6.03. Shared Services Agreement. Without limitation to Section 6.01, for so long as Apollo or any of its Affiliates is a party to the Shared Services Agreement (as defined below), the amendment, modification (including by waiver) or termination of or enforcement or exercise of any rights under, the Shared Services Agreement will be directed by management of the Corporation and shall require the approval of a majority of the Disinterested Directors, and directors other than Disinterested Directors will not be permitted to vote on such matters (it being understood, for the avoidance of doubt, that Apollo is the Related Party for purposes of this Section 6.03); provided, that independent directors appointed by Apollo or its Affiliates shall be entitled to vote on such amendment, modification (including by waiver) or termination of or enforcement or exercise of any rights so long as they remain independent of Apollo. In addition to the limitation on voting rights set forth in the prior sentence: (a) all directors who are not Disinterested Directors (the “Conflicted Directors”) shall be required to recuse themselves from, and shall not be permitted to listen to or participate in, the deliberation of any matter before the Board of Directors or any committee thereof relating to the determination or the verification of the Allocation Percentage and the Reconciliation Payments (each as defined in the Shared Services Agreement); and (b) Conflicted Directors shall be permitted a reasonable opportunity at each meeting of the Board of Directors to express their views on any matter before the Board of Directors or any committee thereof relating to the termination of, or material amendment or modification (including by waiver) of, the Shared

Services Agreement, provided that after the Conflicted Directors have been provided such reasonable opportunity then, at the request of any Disinterested Director the Conflicted Directors shall recuse themselves from, and shall be prohibited from listening to or participating in, further deliberations of such matter at such meeting.

Section 6.04. Certain Definitions. For the purposes of this Certificate of Incorporation, the following terms shall have the following meanings:

“Affiliate Transaction” means any contract, agreement, transaction or other arrangement (whether written or unwritten) between the Corporation or any of its subsidiaries, on the one hand, and any Stockholder or any Affiliate (including any portfolio company or funds under management of such Stockholder or its Affiliates) of any Stockholder, on the other hand; provided, that, “Affiliate Transactions” shall not include transactions between or among the Corporation and any of its subsidiaries.

“Ad Hoc Group” means that certain former ad hoc committee defined as the “Ad Hoc Committee” in the Backstop Commitment Agreement, dated as of May 9, 2014 (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).

“Apollo” means Apollo Global Management, LLC and its Affiliates.

“Related Party” means a Stockholder that, collectively with its Affiliates, including any portfolio companies and funds under management of such Stockholder or its Affiliates, beneficially owns more than 20% of the Common Stock.

“Shared Services Agreement” means that certain Amended and Restated Shared Services Agreement dated as of March 17, 2011 by and between Momentive Performance Materials Inc., Momentive Specialty Chemicals Inc. and the other persons party thereto (as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms thereof).

ARTICLE VII

LIMITATION ON DIRECTOR LIABILITY

No director of the Corporation shall be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the directors of the Corporation shall be eliminated or limited to the fullest extent permitted under the DGCL, as so amended. Any amendment, modification or repeal of this Article VII shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, modification or repeal.

ARTICLE VIII

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 8.01. Right to Indemnification.

(a) Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, manager, employee or agent of another corporation or of a limited liability company, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans (hereinafter, a “Covered Person”), whether the basis of such proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as director, officer, manager, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL, as amended from time to time (but in the case of any such amendment, to the fullest extent permitted by law, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such Covered Person in connection therewith, and that indemnification shall continue as to a Covered Person who has ceased to be a director, officer, manager, employee or agent and shall inure to the benefit of his or her heirs, executors, administrators and personal and legal representatives; provided, however, that, except as provided in Section 8.02, the Corporation shall indemnify any such Covered Person seeking indemnification in connection with a proceeding (or part thereof) initiated by that Covered Person, only if that proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL, as amended from time to time, requires, the payment of such expenses incurred by a director or officer in his capacity as a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced, if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VIII or otherwise. No director or officer will be required to post any bond or provide any other security with respect to any such undertaking.

(b) The Corporation hereby acknowledges that certain Covered Persons may have rights to indemnification and advancement of expenses provided by a Stockholder of the Corporation or its Affiliates (directly or through insurance obtained by any such entity) (collectively, the “Stockholder Indemnitors”). The Corporation hereby agrees and acknowledges that (i) it is the indemnitor of first resort with respect to the Covered Persons, (ii) it shall be required to advance the full amount of expenses incurred by the Covered Persons, as required by law, the terms of this Certificate of Incorporation, the Bylaws, an agreement, vote of Stockholders or the Board of Directors, or otherwise, without regard to any rights the Covered Persons may have against the Stockholder Indemnitors and (iii) to the extent permitted by law, it irrevocably waives, relinquishes and releases the Stockholder Indemnitors from any and all claims against the Stockholder Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Stockholder Indemnitors on behalf of the Corporation with respect to any claim for which the Covered Persons have sought indemnification from the Corporation shall affect the foregoing and the Stockholder Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Covered Persons against the Corporation. These rights shall be a contract right.

Section 8.02. Right of Claimant to Bring Suit. If a claim under Section 8.01 is not paid in full by the Corporation within 30 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant also shall be entitled to be paid the expense of prosecuting that claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition, where the required undertaking, if any, is required and has been tendered to the Corporation) that the claimant has failed to meet a standard of conduct that makes it permissible under Delaware law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel or its Stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is permissible in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, its independent legal counsel or its Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 8.03. Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article VIII shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of Stockholders or disinterested directors or otherwise.

Section 8.04. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, manager, employee or agent of the Corporation or another corporation, limited liability company, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against that expense, liability or loss under Delaware law.

Section 8.05. Expenses as a Witness. To the extent any director, officer, manager, employee or agent of the Corporation is by reason of such position, or a position with another entity at the request of the Corporation, a witness in any action, suit or proceeding, he or she shall be indemnified against all costs and expenses actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

Section 8.06. Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article VIII with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

Section 8.07. Severability. If any provision or provisions of this Article VIII shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VIII (including, without limitation, each portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VIII (including, without limitation, each such portion of any paragraph of this Article VIII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 8.08. Amendments to this Article VIII. Any repeal or modification of this Article VIII shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE IX

SECTION 203 OF THE DGCL

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE X

FORUM

Unless the Corporation expressly consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any Stockholder (including a beneficial owner) to bring (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim for breach of a fiduciary duty owed by any director, officer, employee or agent of the Corporation to the Corporation or the Stockholders, (c) any action asserting a claim against the Corporation or any director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws (in each case, as may be amended from time to time), or (d) any action asserting a claim against the Corporation or any director or officer or other employees of the Corporation governed by the internal affairs doctrine, except as to each of (a) through (d) above, for any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article X (including, without limitation, each portion of any sentence of this Article X containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

ARTICLE XI

AMENDMENTS

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon Stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article XI; provided, however, that notwithstanding any other provision of this Certificate of Incorporation to the contrary, (a) none of the provisions of Sections 4.03 (Preemptive Rights), 5.02 (Number and Term) and 5.05 (Chief Executive Officer), nor any associated definitions or this clause (a), may be altered, amended or repealed nor may any new provisions affecting such provisions be adopted, until the earlier of the occurrence of a Listing and an IPO and (b) neither Article VI (Affiliate Transactions) nor any associated definitions or this clause (b) may be altered, amended or repealed nor may any new provisions affecting such provisions be adopted without the affirmative vote of the holders of all of the then outstanding shares of Common Stock, other than in connection with a Listing or an IPO in which case the approval of both a majority of the directors who were not appointed by and are not otherwise Affiliated with Apollo (provided, that independent directors appointed by Apollo shall be entitled to vote on such amendment so long as they remain independent) and the holders of a majority of the then outstanding shares of Common Stock, disregarding for purposes of such calculation any shares of Common Stock beneficially owned by Apollo or any of its Affiliates, shall be required.

ARTICLE XII

BUSINESS OPPORTUNITIES

To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Corporation and any of Apollo, the Ad Hoc Group and their respective affiliates (each, an “Investor” and together the “Investors”), the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) that are from time to time presented to any of the Investors or any of their respective officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries, even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries or affiliates for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Without limiting the foregoing renunciation, the Corporation acknowledges that certain of the Stockholders are in the business of making investments in, and have investments in, other businesses similar to and that may compete with the Corporation’s businesses (“Competing Businesses”), and agrees that each such Stockholder shall have the right to make additional investments in or have relationships with other Competing Businesses independent of its investment in the Corporation. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XII. Neither the alteration, amendment or repeal of this Article XII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article XII, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article XII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article XII shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article XII (including, without limitation, each portion of any paragraph of this Article XII containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article XII (including, without limitation, each such portion of any paragraph of this Article XII containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article XII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws or applicable law.